Exhibit 2.1

ASSET CONTRIBUTION AGREEMENT

BETWEEN

OHIO POWER COMPANY

AND

AEP GENERATION RESOURCES INC.

December 31, 2013

Table of Contents
		Page
Article I DEFINITIONS		2
Section 1.01 Definitions		2
Article II TRANSFER OF ASSETS		11
Section 2.01 Transfer of Assets		11
Section 2.02 Excluded Assets		13
Section 2.03 Assumed Liabilities		14
Section 2.04 Excluded Liabilities		15
Article III ASSET TRANSFER; CLOSING		16
Section 3.01 Asset Transfer		16
Section 3.02 Proration		16
Section 3.03 Closing		167
Section 3.04 Closing Deliveries		17
Article IV REPRESENTATIONS AND WARRANTIES		19
Section 4.01 Representations and Warranties of Transferor		19
Section 4.02 Representations and Warranties of Transferee		25
Article V CERTAIN COVENANTS AND AGREEMENTS		27
Section 5.01 Transfer Tax; Recording Costs		27
Section 5.02 Further Assurances		27
Section 5.03 Survival		29
Section 5.04 Indemnification by Transferor		29
Section 5.05 Indemnification by Transferee		29
Article VI MISCELLANEOUS PROVISIONS		30
Section 6.01 Notices		30
Section 6.02 Waiver		30
Section 6.03 Entire Agreement; Amendment; Etc.		31
Section 6.04 Assignment		31
Section 6.05 Severability		32
Section 6.06 Governing Law		32
Section 6.07 Counterparts: Facsimile Execution		32
Section 6.08 Schedules		33
Section 6.09 Specific Performance		33

EXHIBITS

Exhibit A	Form of Assignment of Contracts
Exhibit B	Form of Assignment of Easements and Rights of Way
Exhibit C	Form of Assignment of Real Property Leases
Exhibit D	Form of Assumption Agreement
Exhibit E	Form of Asset Transfer Agreement

i

SCHEDULES

Schedule 1.01	Assumed Payables
Schedule 1.02	Reserved
Schedule 1.03	Debt
Schedule 1.04	Easements and Rights of Way
Schedule 1.05	Franklin Real Property
Schedule 1.06	Generating Plants
Schedule 1.07	Pollution Control Bonds
Schedule 1.08	Rail Transportation Assets
Schedule 1.09	River Transportation Assets
Schedule 2.01(c)	Real Property
Schedule 2.01(p)	Tangible Personal Property
Schedule 2.01(q)	Miscellaneous
Schedule 2.01(t)	Generation Transmission Assets
Schedule 4.01(e)	Leased Real Property and Real Property Leases
Schedule 4.01(g)	Environmental Matters and Environmental Permits
Schedule 4.01(i)	Contracts
Schedule 4.01(j)	Legal Proceedings
Schedule 4.01(k)	Permits

ii

ASSET CONTRIBUTION AGREEMENT

This Asset Contribution Agreement (this "Agreement"), dated as of December 31,  2013, is between Ohio Power Company, an Ohio corporation ("Transferor"), and AEP Generation Resources Inc., a Delaware corporation ("Transferee").  Collectively, Transferee and Transferor may be referred to herein as the "Parties" and each, individually, as a "Party."

W I T N E S S E T H

WHEREAS, Transferor owns or holds interests in certain electric generating plants and related facilities in the states of Ohio and West Virginia; leases for barges, towboats and railcars utilized in connection with the delivery of coal and other products to Transferor’s generating plants;  and certain other assets, improvements, equipment, properties (both tangible, including real and personal property, and intangible), and rights associated therewith or ancillary thereto, all as more specifically described herein.

WHEREAS, Transferor desires to transfer and assign to Transferee, and Transferee desires to acquire and assume from Transferor, the Transferred Assets (as hereinafter defined) and certain liabilities, upon the terms and conditions hereinafter set forth;

WHEREAS, concurrently with, and as a condition to, the execution and delivery of this Agreement, Transferor and Transferee are executing and delivering an Assumption Agreement, pursuant to which, and subject to the terms and conditions thereof, Transferor has agreed to assign and Transferee has agreed to assume, concurrently with the closing of the transactions contemplated herein, certain liabilities of Transferor as described therein;

WHEREAS, Transferor and Transferee intend that the transfer of the Transferred Assets contemplated herein qualify as contributions to capital under Section 351 of the Internal Revenue Code of 1986, as amended; and

WHEREAS, Transferor directly owns all of the outstanding capital stock of Transferee.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, representations and warranties hereinafter set forth, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS
      Section 1.01 Definitions.

        (a) As used in this Agreement, the following terms have the following meanings:

"Affiliate" means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.  The term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Ancillary Agreements" means the Assumption Agreement, the Asset Transfer Agreement, the Deeds, the Assignment of Easements and Rights of Way, the Assignment of Real Property Leases, the Assignment of Contracts and any other agreements or instruments entered into between the Parties with respect to the transactions contemplated by this Agreement.

"Asset Transfer Agreement" means the Asset Transfer Agreement to be executed and delivered at Closing by Transferor to Transferee in substantially the form attached hereto as Exhibit E.

"Assignment of Contracts" means the Assignment of Contracts agreement to be entered into between Transferor and Transferee at Closing in substantially the form attached hereto as Exhibit A.

"Assignment of Easements and Rights of Way" means the Assignments of Easements and Rights of Way agreements to be entered into between Transferor and Transferee at Closing in substantially the form attached hereto as Exhibit B.

"Assignment of Real Property Leases" means the Assignment of Real Property Leases agreements to be entered into by and between Transferor and Transferee at Closing in substantially the form attached hereto as Exhibit C.

"Assumed Liabilities" has the meaning set forth in Section 2.03.

"Assumed Payables" means those payables owed by Transferor with respect to the Transferred Assets as generally set forth in Schedule 1.01.

"Assumption Agreement" means the Assumption Agreement to be entered into between Transferor and Transferee at Closing in substantially the form attached hereto as Exhibit D.

"Business Day" means a day other than a Saturday, Sunday or day on which banks are permitted or required to remain closed in the state of Ohio.

"Cardinal Stock" means fifty percent of the outstanding capital stock of the Cardinal Operating Company.

"Central Coal Stock" means fifty percent of the outstanding capital stock of the Central Coal Company.

"CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time.

"Closing" has the meaning set forth in Section 3.03.

"Closing Date" has the meaning set forth in Section 3.03.

“Conesville Stock" means the outstanding capital stock of the Conesville Coal Preparation Company, a wholly owned subsidiary of Transferor.

"Contracts" has the meaning set forth in Section 4.01(i).

"CWIP" has the meaning set forth in the definition of "Improvements".

"Debt" means the long-term and short-term debt owed by Transferor as described in Schedule 1.03.

"Deeds" means those certain deeds to be executed and delivered at Closing by Transferor to Transferee.

"Deferred Tax Assets" means the Transferor’s deferred tax assets relating to the Transferred Assets or any assumed Liability that is carried on its books.

"Deferred Tax Liability" means the Transferor’s deferred tax liability relating to the Transferred Assets or any assumed Liability that is carried on its books.

"Easements and Rights of Way" means the easements and rights of way as described in Schedule 1.04.

"Effective Time" has the meaning set forth in Section 3.03.

"Emissions Allowances" means all authorizations issued to Transferor by a Governmental Authority pursuant to a statutory or regulatory program promulgated by a Governmental Authority pursuant to which air emissions sources subject to the program are authorized to emit a prescribed quantity of air emissions.

"Encumbrance" means any security interest, pledge, mortgage, lien, charge, option to purchase, lease, claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or title retention agreement).

"Environment" means soil, land surface, or subsurface strata, surface waters (including navigable waters, streams, ponds, drainage basins, reservoirs and wetlands), ground waters, stream sediments, ambient air, plant and animal life, and any other environmental medium or natural resource.

"Environmental Condition" means the presence or Release to the Environment, whether at the Real Property, the Leased Real Property or real property covered by the Easements and Rights of Way or otherwise, of Hazardous Substances, including any migration of Hazardous Substances through air, soil or groundwater at, to or from the Real Property, the Leased Real Property or the real property covered by the Easements and Rights of Way or at, to or from any Off-Site Location, regardless of when such presence or Release occurred or is discovered.

"Environmental Laws" means all (i) Laws relating to pollution or protection of the environment, natural resources or human health and safety, including Laws relating to Releases or threatened Releases of Hazardous Substances or otherwise relating to the manufacture, formulation, generation, processing, distribution, use, treatment, storage, Release, transport, remediation, abatement, cleanup or handling of Hazardous Substances; (iii) Laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances; and (iii) Laws relating to the management or use of natural resources.

"Environmental Permits" has the meaning set forth in Section 4.01(g).

"Excluded Assets" has the meaning set forth in Section 2.02.

"Excluded Liabilities" has the meaning set forth in Section 2.04.

"FERC" means the Federal Energy Regulatory Commission.

"Franklin Real Property" means that certain real property held by Franklin Real Estate Company, a wholly owned subsidiary of the Parent, as agent for and for the benefit of Transferor’s electric generation assets as more specifically described in Schedule 1.05.

"Generating Plants" means the electric generating plants, including all related equipment and facilities, described in Schedule 1.06 that is owned by Transferor or in which Transfer holds a direct or indirect ownership interest.

"Generation Transmission Assets" has the meaning set forth in Section 2.01(t).

"Good Utility Practice" means any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods or acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition.

"Governmental Authority" means any: (i) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign, or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (iv) multi-national organization or body; or (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

"Hazardous Substances" means (i) any petrochemical or petroleum products, oil or coal ash, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid which may contain levels of polychlorinated biphenyls; (ii) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "hazardous constituents," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "contaminants," "pollutants," "toxic pollutants," or words of similar meaning and regulatory effect under any applicable

Environmental Law; and (iii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Environmental Law.

"Improvements" means all buildings, structures, machinery and equipment (including all fuel handling and storage facilities), fixtures, construction work in progress ("CWIP"), and other improvements, including all piping, cables and similar equipment forming part of the mechanical, electrical, plumbing or HVAC infrastructure of any building, structure or equipment, located on and affixed to the Real Property, the Leased Real Property and the Easements and Rights of Way.

"Intellectual Property" means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, (i) all software necessary to operate or maintain the Transferred Assets, (ii) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable and (iii) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications.

"Inventories" means (i) all inventories of fuels and consumables owned by Transferor for use at the Generating Plants, whether located on Real Property, Leased Real Property or the Easements and Rights of Way associated with the Generating Plants or in transit thereto or stored offsite and (ii) all materials and supplies, including without limitation, spare parts, owned by Transferor for use at or in connection with the Generating Plants, the Rail Transportation Assets and the River Transportation Assets.

"Knowledge" means the actual and current knowledge of the corporate officer or officers of the specified Person charged with responsibility for the particular function as of the date of this Agreement, or, with respect to any certificate delivered pursuant to this Agreement, the date of delivery of the certificate, without any implication of verification or investigation concerning such knowledge.

"Laws" means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country and any domestic or foreign state, county, city or other political subdivision or of any Governmental Authority.

"Leased Real Property" has the meaning set forth in Section 4.01(e)(i).

"Liability" means any liability or obligation, whether known or unknown, whether asserted or not asserted, whether absolute or contingent, whether accrued or not accrued, whether liquidated or not liquidated, whether incurred or consequential, and whether due or to become due.

"Material Adverse Effect" means (i) any event, circumstance or condition materially impairing the ability of Transferor to perform its obligations under this Agreement or any Ancillary Agreement or (ii) any change in or effect on the Transferred Assets that is materially adverse to the Transferred Assets, other than (a) any change resulting from changes in the international, national, regional or local wholesale or retail markets for electricity, (b) any change resulting from changes in the international, national, regional or local markets for fuel or consumables used at the Generating Plants, (c) any change resulting from changes in the North American, national, regional or local electric transmission system, and (d) any change in Law generally applicable to similarly situated Persons.

"Net Book Value" means an amount in dollars, as reflected in the corresponding line item or items of the balance sheet of Transferor as of the applicable date for all Transferred Assets and all Assumed Liabilities.  With respect to the Transferred Assets, Net Book Value is equal to total Transferred Assets net of accumulated depreciation or amortization as appropriate.

"Off-Site Location" means any real property other than the Real Property, the Leased Real Property or real property covered by the Easements and Rights of Way.

"Organizational Documents" means (i) the articles or certificate of incorporation and the bylaws of a corporation; (ii) the limited liability company or operating agreement and certificate of formation of a limited liability company; (iii) the partnership agreement and any statement of partnership of a general partnership; (iv) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (v) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person, and (vi) any amendment to any of the foregoing.

"Parent" means American Electric Power Company, Inc.

"Party" has the meaning set forth in the first paragraph of this Agreement.

"PCRB Support Notes" has the meaning set forth in Section 2.03(e).

"Permits" has the meaning set forth in Section 4.0l(k).

"Permitted Encumbrances" means: (i) mechanics’, carriers’, workmen’s, repairmen’s or other like Encumbrances arising or incurred in the ordinary course of business that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) Encumbrances for Taxes not yet due or which are being contested in good faith by appropriate proceedings and that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (iii) imperfections of title or encumbrances, if any, that, individually or in the aggregate, do not materially impair, and would not reasonably be expected to have a Material Adverse Effect; (iv) leases, subleases and similar agreements, and liens of any landlord or other third party on property over which Transferor has easement rights or on any Leased Real Property and subordination or similar agreements relating thereto; (v) leases, mineral reservations and conveyances, easements, covenants, rights-of-way and other similar restrictions of record; (vi) any conditions that may be shown by a current, accurate survey or physical inspection of the Real Property or the Leased Real Property made prior to the Closing;  (vii) zoning, planning, conservation restriction and other land use and environmental regulations by Governmental Authorities; (viii) the respective rights and obligations of the Parties under this Agreement and the Ancillary Agreements; (ix) Encumbrances resulting from legal proceedings being contested in good faith by appropriate proceedings that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (x) other Encumbrances that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

"Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority.

"Pollution Control Revenue Bonds" means the pollution control bonds held by the public and identified in Schedule 1.07.

"Rail Transportation Assets" means the railcar leases and associated rail equipment and facilities described in Schedule 1.08.

"Real Property" has the meaning set forth in Section 2.01(c).

"Real Property Leases" has the meaning set forth in Section 4.01(e)(i).

"Release" means any release, spill, leak, discharge, disposal of, pumping, pouring, emitting, emptying, injecting, leaching, dumping or allowing to escape into or through the environment.

"River Transportation Assets" means the barges and towboats leases, including associated equipment and facilities, described in Schedule 1.09.

"Tax" means all federal, state, local and foreign taxes, charges, fees, levies, imposts, duties or other assessments, including, without limitation, income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental (including taxes under Code Section 59A), premium, federal highway use, commercial rent, customs duties, capital stock, paid up capital, profits, withholding, social security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any Governmental Authority, including any interest, penalties or additions thereto, whether disputed or not.

"Transferee" has the meaning set forth in the first paragraph of this Agreement.

"Transferor" has the meaning set forth in the first paragraph of this Agreement.

"Transferor Held Stock" means, collectively, the Cardinal Stock, the Central Coal Stock and the Conesville Stock.

"Transferor's Retained Real Property" has the meaning set forth in Section 2.02(a).

"Transferred Assets" has the meaning set forth in Section 2.01.

(b) Interpretation.  In this Agreement, unless otherwise specified or where the context otherwise requires:

(i) a reference, without more, to a recital is to the relevant recital to this Agreement, to an Article or Section is to the relevant Article or Section of this Agreement, and to a Schedule or Exhibit is to the relevant Schedule or Exhibit to this Agreement;

(ii) words importing any gender shall include other genders;

(iii) words importing the singular only shall include the plural and vice versa;

(iv) the words "include," "includes" or "including" shall be deemed to be followed by the words "without limitation;"

(v) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(vi) reference to any applicable Law means, if applicable, such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder;

(vii) "or" is used in the inclusive sense of "and/or;"

(viii) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto;

(ix) the words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and

(x) references to any party hereto or any other agreement or document shall include such party's successors and permitted assigns, but, if applicable, only if such successors and assigns are not prohibited by this Agreement.

ARTICLE II

TRANSFER OF ASSETS

Section 2.01 Transfer of Assets.  Upon the terms and conditions set forth in this Agreement, at the Closing but effective as of the Effective Time, Transferor shall transfer, convey, assign and deliver to Transferee as a contribution to capital, and Transferee shall acquire and assume from Transferor as a contribution to capital, free and clear of all Encumbrances other than Permitted Encumbrances, all of Transferor's right, title and interest to the following described assets (the “Transferred Assets”):

(a) the Generating Plants;

(b) reserved;

(c) the real property (including the Improvements) described in Schedule 2.01(c) (and together with the Franklin Real Property, the “Real Property”);

(d) the Real Property Leases (including the Improvements);

(e) the Easements and Rights of Way (including the Improvements);

(f) the River Transportation Assets;

(g) the Rail Transportation Assets;

(h) all Inventories;

(i) the Contracts;

(j) the Permits;

(k) the Environmental Permits;

(l) the Intellectual Property;

(m) the Emissions Allowances;

(n) the Deferred Tax Assets;

(o) the Transferor Held Stock;

(p) all vehicles, equipment, machinery, furniture and other tangible personal property located on or at the Real Property, the Leased Real Property and the Easements and Rights of Way, a partial list of which is described on Schedule 2.01(p);

(q) the other assets described in Schedule 2.01(q);

(r) all unexpired, transferable warranties and guarantees from manufacturers, vendors and other third parties with respect to any Improvement or item of real or tangible personal property constituting part of the Transferred Assets;

(s) all books, purchase orders, operating records, operating, safety and maintenance manuals, engineering design plans, blueprints and as-built plans, specifications, procedures, studies, reports, equipment repair, safety, maintenance or service records, and similar items (subject to the right of Transferor to retain copies of same for its use), other than such items that are proprietary to third parties and accounting records (to the extent that any of the foregoing is contained in an electronic format, Transferor shall reasonably cooperate with Transferee to transfer such items to Transferee in a format that is reasonably acceptable to Transferee);

(t)  the electrical transmission facilities associated with the Generating Plants  located at or forming part of the Generating Plants, including all energized switchyard facilities on the generation asset side of the appropriate interconnection points and real property directly associated therewith, all substation facilities and support equipment, as well as all permits, contracts and warranties related thereto, including those certain assets and facilities specifically identified on Schedule 2.01(t) (the "Generation Transmission Assets");

(u) without limitation of any of the foregoing, Transferor is transferring to Transferee all of Transferor's right, title and interest in and to all power generation function equipment including, but not limited to, generation step-up transformers, turbine-generators, plant power distribution equipment and such unit auxiliary transformers, forced draft fans, coal handling facilities, precipitator facilities, and protection and control equipment and systems that are associated with the Generating Plants;

(v) the rights of Transferor in and to any causes of action against third parties relating to the Transferred Assets or any part thereof, including any claim for refunds (but excluding any refund, credit, penalty, payment, adjustment or reconciliation related to Taxes paid or due for periods ending prior to the Effective Time in respect of the Transferred Assets, whether such refund, credit, penalty, payment, adjustment or reconciliation is received as a payment or, subject to Section 3.02, as a credit against future Taxes payable), prepayments, offsets, recoupment, insurance proceeds, condemnation awards, judgments and the like, whether received as a payment or credit against future liabilities, relating specifically to Transferred Assets and relating to any period ending prior to, on or after the Effective Time;

(w) the rights of Transferor in, to and under all contracts, agreements, arrangements, permits or licenses of any nature and related to the Transferred Assets which are not expressly excluded pursuant to Section 2.02 and of which the obligations of Transferor thereunder are not expressly excluded by Transferee pursuant to Section 2.04; and

(x) to the extent not otherwise described in this Section 2.01, all other assets and property, whether real or personal, tangible or intangible, that are associated with or used in connection with ownership and operation of the Generating Assets, the Rail Transportation Assets and the River Transportation Assets.

Section 2.02 Excluded Assets.  Notwithstanding anything to the contrary contained in Section 2.01 or elsewhere in this Agreement, nothing in this Agreement shall constitute or be construed as conferring on Transferee, and Transferee is not acquiring, any right, title or interest in and to (i) any properties, assets, business, operation, or division of Transferor or any of its Affiliates (other than Transferee) not expressly set forth in Section 2.01 or (ii) the following specific assets of Transferor that may be associated with the Transferred Assets, but which are specifically excluded from the transfer contemplated hereunder. Such assets, properties and rights are excluded from the Transferred Assets and shall remain the property of Transferor after the Closing (collectively, the "Excluded Assets"):

(a) the Transferor's real property and interests in real property, other than the portion thereof comprised of the Real Property, the Leased Real Property and the Easements and

Rights of Way to be conveyed by the Deeds, the Assignment of Leased Real Property and the Assignments of Easements and Rights of Way (the "Transferor's Retained Real Property");

(b) all cash, cash equivalents, bank deposits, deferred fuel, deferred capacity, Ohio compliance renewable energy credits, unamortized credit line fees, and any receivables related to income Taxes attributable to the income of Transferor but only to the extent any such receivables are not a Deferred Tax Asset;

(c) all minute books, stock transfer books, corporate seals and other corporate records;

(d) certificates of deposit, shares of stock, securities, bonds, debentures, evidences of indebtedness (excluding the Debt);

(e) except to the extent otherwise described in the Transferred Assets, all tariffs, agreements and arrangements to which Transferor is a party for the purchase or sale of electric capacity and/or energy or for the purchase or sale of transmission or ancillary services involving the Transferred Assets or otherwise;

(f) all other assets and properties owned by Transferor or any of its Affiliates (other than Transferee) that do not constitute, are not used in connection with or are not ancillary to the ownership or operation of the Transferred Assets;

(g) all transmission facilities included in Transferor's FERC-jurisdictional rate base;

(h) all of Transferor’s electric distribution assets;

(i) Mitchell Ship Compulsory Equipped (SB) license WYZ8217; and

(j) the rights of Transferor under this Agreement and the Ancillary Agreements.

Section 2.03 Assumed Liabilities.  On the Closing Date, Transferee shall execute and deliver the Assumption Agreement, pursuant to which, among other things, Transferee shall assume all Liabilities described therein and, in addition, Transferee shall assume the following Liabilities (collectively, the "Assumed Liabilities"):

(a) on the terms and subject to the conditions set forth in this Agreement, at the Closing, Transferee shall assume and become responsible for, and shall thereafter pay, perform and discharge as and when due the Liabilities arising under or related to the Transferred Assets whether arising from, or relating to, periods prior to, on or after the Effective Time;

(b) all Liability of Transferor with respect to the Assumed Payables;

(c) all Liability of Transferor with respect to the Debt to the extent relating to periods of time after the Effective Time;

(d) all Liability of Transferor with respect to the Deferred Tax Liability;

(e) all Liability of the Transferor with respect to its payment obligations under the Pollution Control Revenue Bonds which shall be accomplished through promissory notes from Transferee in favor of Transferor (the “PCRB Support Notes”) pursuant to which Transferee shall provide funds to Transferor in amounts sufficient for Transferor to satisfy its principal and interest obligations under the Pollution Control Revenue Bonds when due; and

(f) all Liability of the Transferor with respect to the property Taxes related to the Transferred Assets.

      2.04 Excluded Liabilities.  Notwithstanding the foregoing provisions of Section 2.03, Transferee shall not assume by virtue of this Agreement, the Assumption Agreement or any other Ancillary Agreement, or the transactions contemplated hereby or thereby, or otherwise, and shall have no liability for any of the following Liabilities or any Liability of Transferor that is not related to the Transferred Assets (the "Excluded Liabilities"):

(a) any Liabilities of Transferor in respect of any Excluded Assets or other assets of Transferor that are not Transferred Assets;

(b) any Liabilities in respect of Transferor's current income Taxes and any other Taxes not otherwise assumed pursuant to Section 2.03(d) and (e);

(c) any fines and penalties imposed by any Governmental Authority resulting from any act or omission by Transferor and not related to the Transferred Assets; and

(d) any Liability of Transferor arising as a result of its execution and delivery of this Agreement or any Ancillary Agreement, the performance of its obligations hereunder or thereunder, or the consummation by Transferor of the transactions contemplated hereby or thereby.

ARTICLE III

ASSET TRANSFER; CLOSING

Section 3.01 Asset Transfer.  Transferor shall transfer to Transferee the Transferred Assets and the Assumed Liabilities at Net Book Value as of the Effective Time.  In the event that final amounts for the Net Book Value of the Transferred Assets or the Assumed Liabilities are not available on the Closing Date, the final Net Book Value of the Transferred Assets or the Assumed Liabilities, as applicable, shall be determined and agreed to by Transferee and Transferor within ninety (90) days after the Closing Date.  Transferor and Transferee agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm the final Net Book Value of the Transferred Assets and the Assumed Liabilities.

Section 3.02 Proration.

(a) Transferee and Transferor agree that all of the items normally prorated, including those listed below, relating to the business and operation of the Transferred Assets shall be prorated as of the Effective Time, with Transferor liable to the extent such items relate to any time period through the Effective Time, and Transferee liable to the extent such items relate to periods subsequent to the Effective Time:

(i) personal property, real estate, occupancy and any other Taxes, assessments and other charges, if any, on or with respect to the business and operation of the Transferred Assets.  Provided, however, that the Parties shall not prorate any Taxes, assessments or charges relating to the Transferred Assets that are to be assumed by Transferee pursuant to Section 2.03;

(ii) rent, Taxes and other items payable by or to Transferor under any of the Contracts to be assigned to and assumed by the Transferee hereunder; and

(iii) sewer rents and charges for water, telephone, electricity and other utilities.

(b) In connection with such proration, in the event that actual figures are not available at the Closing Date, the proration shall be based upon the actual amount of such Taxes or fees for the preceding year (or appropriate period) for which actual Taxes or fees are available and such Taxes or fees shall be re-prorated upon request of either the Transferor or the Transferee made within ninety (90) days after the date that the actual amounts become available. Transferor and Transferee agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all adjustment and proration calculations made pursuant to this Section 3.02.

Section 3.03 Closing.  The transfer, assignment, conveyance and delivery of the Transferred Assets, and the consummation of the other transactions contemplated by this Agreement, shall take place at a closing (the "Closing") to be held at the offices of American Electric Power, 1 Riverside Plaza, Columbus, Ohio 43215 at a time mutually acceptable to the Parties on the date of the execution and delivery of this Agreement by each of the Parties (the "Closing Date").  The Closing shall be effective for all purposes as of December 31, 2013 at 11:50 p.m. EST (the "Effective Time").

Section 3.04 Closing Deliveries.

(a) At the Closing, Transferor will deliver, or cause to be delivered, to Transferee the following items:

(i) possession of the Transferred Assets;

(ii) an original of each of the Deeds, duly executed and acknowledged by Transferor;

(iii) an original of the Asset Transfer Agreement duly executed by Transferor;

(iv) an original of the Assumption Agreement duly executed by Transferor;

(v) an original of each Assignment of Easements and Rights of Way duly executed by Transferor;

(vi) an original of each Assignment of Real Property Leases duly executed by Transferor;

(vii) an original of the Assignment of Contracts and Leases duly executed by Transferor; and

(viii) such other documents as are contemplated by this Agreement or as the Transferee may reasonably request to carry out the purposes of this Agreement.

(b) At the Closing, Transferee will deliver, or cause to be delivered, to Transferor the following items:

(i) an original of the Asset Transfer Agreement duly executed by Transferee;

(ii) an original of the Assumption Agreement duly executed by Transferee;

(iii) an original of each Assignment of Easements and Rights of Way duly executed by Transferee;

(iv) an original of each Assignment of Real Property Leases duly executed by Transferee;

(v) an original of the Assignment of Contracts duly executed by Transferee;

(vi)  the PCRB Support Notes duly executed by Transferee; and

(vii) such other documents as are contemplated by this Agreement or as the Transferor may reasonably request, including vehicle titles, to consummate the transactions contemplated hereby.

(c) Transferee may direct the Transferor at Closing to assign or transfer any portion of the Transferred Assets directly to one or more of its affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties of Transferor.  Transferor represents and warrants to Transferee as follows:

(a) Organization and Good Standing; Qualification.  Transferor is a corporation duly formed, validly existing and in good standing under the laws of the state of Ohio.  Transferor has all requisite power and authority to own, lease or operate the Transferred Assets and to carry on its business as it is now being conducted.

(b) Authority and Enforceability.  Transferor has full power and authority to execute and deliver, and carry out its obligations under, this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Transferor of this Agreement and each Ancillary Agreement to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of Transferor. Assuming the due authorization, execution and delivery of this Agreement and each Ancillary Agreement to which it is a party by Transferee, this Agreement and each such Ancillary Agreement constitutes a legal, valid and binding obligation of Transferor, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and other similar laws affecting the rights and remedies of creditors generally and by general principles of equity.

(c) No Violation; Consents and Approvals.

(i) neither the execution, delivery and performance by Transferor of this Agreement and each Ancillary Agreement to which it is a party, nor the consummation by Transferor of the transactions contemplated hereby and thereby, will (i) conflict with or result in any breach of any provision of the Organizational Documents of Transferor; (ii) result in a default (or give rise to any right of termination, cancellation or acceleration), or require a consent, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which Transferor is a party or by which it or any of the Transferred Assets may be bound, except for any such defaults or consents (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; or (iii) constitute a violation of any law, regulation, order, judgment or decree applicable to Transferor, except for any such violations as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii) Transferor has obtained all consents and approvals from each Governmental Authority necessary for the execution, delivery and performance of this Agreement by Transferor or of any Ancillary Agreement to which Transferor is a party, or the consummation by Transferor of the transactions contemplated hereby and thereby, other than such consents and approvals which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) Insurance.  All material policies of property, liability, workers' compensation and other forms of insurance owned or held by, or on behalf of, Transferor and insuring the Transferred Assets are in full force and effect, all premiums with respect thereto covering all periods up to and including the date hereof have been paid (other than retroactive premiums), and no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation.

(e) Leased Real Property.

(i) Schedule 4.01(e) sets forth a description of each lease of real property held by Transferor (the “Real Property Leases”) and the real property covered thereby (the "Leased Real Property") that is to be transferred as contemplated herein by Transferor to Transferee (but specifically excluding the Transferor's Retained Real Property).

(ii) Each Real Property Lease (a) constitutes a legal, valid and binding obligation of Transferor and, to Transferor's Knowledge, constitutes a valid and binding obligation of the other parties thereto and (b) is in full force and effect and Transferor has not delivered or received any written notice of termination thereunder.

(iii) There is not under any Real Property Lease any default or event which, with notice or lapse of time or both, (a) would constitute a default by Transferor or, to

Transferor's Knowledge, any other party thereto, (b) would constitute a default by Transferor or, to Transferor's Knowledge, any other party thereto which would give rise to an automatic termination, or the right of discretionary termination, thereof, or (c) would cause the acceleration of any of Transferor's obligations thereunder or result in the creation of any Encumbrance (other than any Permitted Encumbrance) on any of the Transferred Assets. There are no claims, actions, proceedings or investigations pending or, to the Knowledge of Transferor, threatened against Transferor or any other party to any Real Property Lease before any Governmental Authority or body acting in an adjudicative capacity relating in any way to any Real Property Lease or the subject matter thereof. Transferor has no Knowledge of any defense, offset or counterclaim arising under any Real Property Lease.

(f) Title; Condition of Assets.

(i) Subject to Permitted Encumbrances, Transferor holds title to the Real Property and the Easements and Rights of Way and has good and valid title thereto and to the other Transferred Assets that it purports to own or in which it has an interest, free and clear of all Encumbrances.

(ii) The tangible assets (real and personal) at, related to, or used in connection with Generating Plants and the Generation Transmission Assets, taken as a whole, (a) are in good operating and usable condition and repair, free from any defects (except for ordinary wear and tear, in light of their respective ages and historical usages, and except for such defects as do not materially interfere with the use thereof in the conduct of the normal operation and maintenance of the Transferred Assets taken as a whole) and (b) have been maintained consistent with Good Utility Practice.

(iii) Transferor owns and possesses all right, title and interest in and to the Transferor Held Stock free and clear of all Encumbrances.

(g) Environmental Matters.  Section I of Schedule 4.01(g) lists all material Environmental Permits.  Except as disclosed in Section II of Schedule 4.01(g):

(i) Transferor holds, and is in compliance with, all permits, certificates, certifications, licenses and other authorizations issued by Governmental Authorities under Environmental Laws that are required for Transferor to conduct the business and operations of the Transferred Assets (collectively, "Environmental Permits"), and Transferor is otherwise in compliance with all applicable Environmental Laws with respect to the business and operations of the Transferred Assets, except for any such failures to hold or comply with required Environmental Permits, or such failures to be in compliance with applicable Environmental Laws, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(ii) Transferor has not received any written request for information, or been notified of any violation, or that it is a potentially responsible party, under CERCLA or any other Environmental Law for contamination or air emissions at the Generating Plants, the Real Property, the Leased Real Property or the real property covered by the Easements and Rights of Way except for any such requests or notices that would result in liabilities under such laws as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and there are no claims, actions, proceedings or investigations pending or, to the Knowledge of Transferor, threatened against Transferor before any Governmental Authority or body acting in an adjudicative capacity relating in any way to any Environmental Laws or against Transferor or Parent concerning contamination or air emissions at the Generating Plants, the Real Property, the Leased Real Property or the real property covered by the Easements and Rights of Way;

(iii) no Environmental Condition exists that is reasonably expected to have a Material Adverse Effect; and

(iv) There are no outstanding judgments, decrees or judicial orders relating to the Transferred Assets regarding compliance with any Environmental Law or to the investigation or cleanup of Hazardous Substances under any Environmental Law relating to the Transferred Assets, except for such outstanding judgments, decrees or judicial orders as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

The representations and warranties made in this Section 4.01(g) are the exclusive representations and warranties of Transferor relating to environmental matters.

(h) Condemnation.  There are no pending or, to the Knowledge of Transferor, threatened proceedings or governmental actions to condemn or take by power of eminent domain all or any part of the Transferred Assets.

(i) Contracts.

(i) Schedule 4.01(i) lists all written contracts, agreements, licenses (other than Environmental Permits, Permits or Intellectual Property) or personal property and non-real property leases (including the barge and boat leases comprising a part of the River Transportation Assets and the railcar leases comprising part of the Rail Transportation Assets) that are material to the business or operations of the Transferred Assets (the “Contracts”).

(ii) Each Contract (a) constitutes a legal, valid and binding obligation of Transferor and, to Transferor's Knowledge, constitutes a valid and binding obligation of the other parties thereto and (b) is in full force and effect and Transferor has not delivered or received any written notice of termination thereunder.

(iii) There is not under any Contract and Lease any default or event which, with notice or lapse of time or both, (a) would constitute a default by Transferor or, to Transferor's Knowledge, any other party thereto, (b) would constitute a default by Transferor or, to Transferor's Knowledge, any other party thereto which would give rise to an automatic termination, or the right of discretionary termination, thereof, or (c) would cause the acceleration of any of Transferor's obligations thereunder or result in the creation of any Encumbrance (other than any Permitted Encumbrance) on any of the Transferred Assets. There are no claims, actions, proceedings or investigations pending or, to the Knowledge of Transferor, threatened against Transferor or any other party to any Contract before any Governmental Authority or body acting in an adjudicative capacity relating in any way to any Contract or the subject matter thereof. Transferor has no Knowledge of any defense, offset or counterclaim arising under any Contract.

(j) Legal Proceedings.  Except as set forth on Schedule 4.01(j) there are no actions or proceedings pending or, to the Knowledge of Transferor, threatened against Transferor before any court, arbitrator or Governmental Authority, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.  Other than as set forth in Section 4.01(g)(iv), Transferor is not subject to any outstanding judgments, rules, orders, writs, injunctions or decrees of any court, arbitrator or Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(k) Permits.

(i) Transferor has all permits, licenses, franchises and other governmental authorizations, consents and approvals (other than Environmental Permits, which are addressed in Section 4.0l(g)) necessary to own and operate the Transferred Assets (collectively, "Permits"), except where any failures to have such Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Transferor has not received any written notification that Transferor is in violation, nor does Transferor have Knowledge of any violations, of any such Permits, or any Law or judgment of any Government Authority applicable to Transferor with respect to the Transferred Assets, except for violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii) Schedule 4.01(k) lists all material Permits (other than Environmental Permits).

(l) Taxes.  To the Knowledge of Transferor, Transferor has filed all Tax Returns that are required to be filed by it with respect to any Tax relating to the Transferred Assets, and Transferor has paid all Taxes that have become due as indicated thereon, except where such Tax is being contested in good faith by appropriate proceedings, or where any failures to so file or pay would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  There are no Encumbrances for Taxes on the Transferred Assets that are not Permitted Encumbrances.

(m) Intellectual Property.  Transferor has such ownership of or such rights by license or other agreement to use all Intellectual Property necessary to permit Transferor to conduct its business with respect to the Transferred Assets as currently conducted, except where any failures to have such ownership, license or right to use would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Transferor is not, nor has Transferor received any notice that Transferor is, in default (or with the giving of notice or lapse of time or both, would be in default) under any contract to use such Intellectual Property, and there are no material restrictions on the transfer of any material contract, or any interest therein, held by Transferor in respect of such Intellectual Property.  Transferor has not received notice that it is infringing any Intellectual Property of any other Person in connection with the operation or business of the Transferred Assets.

(n) Compliance with Laws.  Transferor is in compliance with all applicable Laws with respect to the ownership or operation of the Transferred Assets, except where any such failures to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(o) Limitation of Representations and Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT AND IN ANY ANCILLARY AGREEMENT, TRANSFEROR IS NOT MAKING, AND HEREBY DISCLAIMS, ANY OTHER REPRESENTATIONS AND WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING TRANSFEROR OR THE TRANSFERRED ASSETS OR ANY PART THEREOF.

Section 4.02 Representations and Warranties of Transferee.  Transferee represents and warrants to Transferor as follows:

(a) Organization and Good Standing.  Transferee is a corporation duly formed, validly existing and in good standing under the laws of the state of Delaware and has all requisite power and authority to own, lease or operate its properties and to carry on its business as it is now being conducted.

(b) Authority and Enforceability.  Transferee has full power and authority to execute and deliver and carry out its obligations under this Agreement and each Ancillary Agreement to which it is a party, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by Transferee of this Agreement and each such Ancillary Agreement, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action by Transferee.  Assuming the due authorization, execution and delivery of this Agreement and each such Ancillary Agreement by the other party or parties thereto, this Agreement and each such Ancillary Agreement constitutes a legal, valid and binding obligation of Transferee, enforceable against Transferee in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and other similar laws affecting the rights and remedies of creditors generally and by general principles of equity.

(c) No Violation; Consents and Approvals.

(i) Neither the execution, delivery and performance by Transferee of this Agreement and each Ancillary Agreement to which Transferee is a party, nor the consummation by Transferee of the transactions contemplated hereby and thereby, will (a) conflict with or result in any breach of any provision of the Organizational Documents of Transferee; (b) result in a default (or give rise to any right of termination, cancellation or acceleration), or require a consent, under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which Transferee is a party or by which any of their respective material properties or assets may be bound, except for any such defaults or consents (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of Transferee to perform its obligations under this Agreement and the Ancillary Agreements; or (c) constitute a violation of any law, regulation, order, judgment or decree applicable to Transferee, except for any such violations as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of Transferee to perform its obligations under this Agreement and the Ancillary Agreements.

(ii) Transferee has obtained all consents and approvals from each Governmental Authority or other Person necessary for the execution and delivery of this Agreement or any Ancillary Agreement by Transferee, or the consummation by Transferee of the transactions contemplated hereby and thereby, except for any such consents and approvals which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of Transferee to perform its obligations under this Agreement and the Ancillary Agreements.

(d) Legal Proceedings.  There are no actions or proceedings pending or, to the Knowledge of Transferee, threatened against Transferee before any court, arbitrator or

Governmental Authority, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the ability of Transferee to perform its obligations under this Agreement and the Ancillary Agreements. Transferee is not subject to any outstanding judgments, rules, orders, writs, injunctions or decrees of any court, arbitrator or Governmental Authority which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the ability of Transferee to perform its obligations under this Agreement and the Ancillary Agreements.

ARTICLE V

CERTAIN COVENANTS AND AGREEMENTS

Section 5.01 Transfer Tax; Recording Costs.  All transfer, use, stamp, sales and similar Taxes and recording costs incurred in connection with this Agreement and the transactions contemplated hereby shall be the sole responsibility of Transferee.

Section 5.02 Further Assurances.

(a) Subject to the terms and conditions of this Agreement, Transferor and Transferee shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transfer of the Transferred Assets pursuant to this Agreement and the assumption of the Assumed Liabilities, including using commercially reasonable efforts with a view to obtaining all necessary consents, approvals and authorizations of, and making all required notices or filings with, third parties required to be obtained or made in order to consummate the transactions hereunder, including the transfer of the Environmental  Permits and the Permits to Transferee.  Neither Transferor, on the one hand, nor Transferee, on the other hand, shall, without prior written consent of the other, take or fail to take any action which might reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement.

(b) In the event that any portion of the Transferred Assets shall not have been conveyed to Transferee at the Closing, Transferor shall, subject to paragraphs (c) and (d) immediately below, convey such asset to Transferee as promptly as practicable after the Closing.

(c) To the extent, if any, that Transferor's rights under any Contract, Real Property Leases or Easements and Rights of Way may not be assigned without the consent of any other party thereto, which consent has not been obtained by the Closing Date, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful.  Transferor and Transferee agree that if any consent to an assignment of any Contract, Real Property Lease or Easement and Right of Way has not been obtained at the Closing Date, or if any attempted assignment would be ineffective or would impair Transferee's rights and obligations under the Contract, Real Property Lease or Easement and Right of Way in question, so that Transferee would not in effect acquire the benefit of all such rights and obligations, Transferor, at its option and to the maximum extent permitted by law and such Contract, Real Property Lease or Easement and Right of Way, shall, after the Closing Date, (i) appoint Transferee to be Transferor's agent with respect to such Contract, Real Property Lease or Easement and Right of Way or (ii) to the maximum extent permitted by law and such Contract, Real Property Lease or Easement and Right of Way, enter into such reasonable arrangements with Transferee or take such other commercially reasonable actions to provide Transferee with the same or substantially similar rights and obligations of such Contract, Real Property Lease or Easement and Right of Way.  From and after the Closing Date, Transferor and Transferee shall cooperate and use commercially reasonable efforts to obtain an assignment to Transferee of any such Contract, Real Property Lease or Easement and Right of Way.

(d) To the extent that Transferor's rights under any warranty or guaranty described in Section 2.01(r) may not be assigned without the consent of another Person, which consent has not been obtained by the Closing Date, this Agreement shall not constitute an agreement to assign the same, if an attempted assignment would constitute a breach thereof or be unlawful. The Parties agree that if any consent to an assignment of any such warranty or guaranty has not been obtained or if any attempted assignment would be ineffective or would impair Transferee's rights and obligations under the warranty or guaranty in question, so that Transferee would not in effect acquire the benefit of all such rights and obligations, Transferor shall use commercially reasonable efforts to the extent permitted by law and such warranty or guaranty, to enforce such warranty or guaranty for the benefit of Transferee to the maximum extent possible so as to provide Transferee with the benefits and obligations of such warranty or guaranty.  Notwithstanding the foregoing, Transferor shall not be obligated to bring or file suit against any third party, provided that if Transferor determines not to bring or file suit after being requested by Transferee to do so, Transferor shall assign, to the extent permitted by law or any applicable agreement, its rights in respect of the claims so that Transferee may bring or file such suit.

Section 5.03 Survival.  The representations and warranties of the Parties contained herein shall survive for a period of three years from the Closing Date and thereafter shall be of no further force and effect.

Section 5.04 Indemnification by Transferor.  Subject to the limitation forth in Section 5.03, Transferor hereby agrees to indemnify, defend and hold harmless Transferee and its respective shareholders, directors, officers and employees from and against any damages suffered or incurred by them arising out of (i) any breach of any representation or warranty made by Transferor, (ii) any breach by Transferor of any covenant or obligation of Transferor in this Agreement and (iii) the Excluded Liabilities.

Section 5.05 Indemnification by Transferee.  Subject to the limitation forth in Section 5.03, Transferee hereby agrees to indemnify, defend and hold harmless Transferor and its respective shareholders, directors, officers and employees from and against any damages suffered or incurred by them arising out of (i) any breach of any representation or warranty made by Transferee, (ii) any breach by Transferee of any covenant or obligation of Transferee in this Agreement and (iii) the Assumed Liabilities.

ARTICLE VI

MISCELLANEOUS PROVISIONS

Section 6.01 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given (i) on the day when delivered personally or by e-mail (with confirmation) or facsimile transmission (with confirmation), (ii) on the next Business Day when delivered to a nationally recognized overnight delivery service, or (iii) five (5) Business Days after deposited as registered or certified mail (return receipt requested), in each case, postage prepaid, addressed to the recipient Party at its address set forth below (or to such other addresses and e-mail and facsimile numbers for a Party as shall be specified by like notice; provided, however, that any notice of a change of address or e-mail or facsimile number shall be effective only upon receipt thereof):

If to Transferor, to:

Ohio Power Company
1 Riverside Plaza
Columbus, Ohio 43215
Attn: Timothy K. Light
Facsimile No.:  (614) 220-1626
Email: tklight@aep.com

If to Transferee, to:

AEP Generation Resources Inc.
1 Riverside Plaza
Columbus, Ohio 43215
Attn: President
Facsimile No.:  (614) 716-1404
Email: cezebula@aepes.com

Section 6.02 Waiver.  The rights and remedies of the Parties are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by each other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 6.03 Entire Agreement; Amendment; Etc.

(a) This Agreement and the Ancillary Agreements, including the Schedules, Exhibits, documents, certificates and instruments referred to herein or therein, embody the entire agreement and understanding of the Parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. This Agreement supersedes all prior or contemporaneous agreements, understandings or statements or agreements between the Parties, whether written or oral, with respect to the transactions contemplated hereby. Each Party acknowledges and agrees that no employee, officer, agent or representative of the other Party has the authority to make any representations, statements or promises in addition to or in any way different than those contained in this Agreement and the Ancillary Agreements, and that it is not entering into this Agreement or the Ancillary Agreements in reliance upon any representation, statement or promise of the other Party except as expressly stated herein or therein.

(b) This Agreement may not be amended, supplemented, terminated or otherwise modified except by a written agreement executed by Transferor and Transferee.

(c) This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.04 Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by, on the one hand, Transferor, and, on the other hand, Transferee, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other Party, and any attempt to make any such assignment without such consent will be null and void. Notwithstanding the foregoing, Transferor or Transferee may assign or otherwise transfer its rights hereunder and under any Ancillary Agreement to any bank, financial institution or other lender providing financing to Transferor or Transferee, as applicable, as collateral security for such financing; provided, however, that no such assignment shall (i) impair or materially delay the consummation of the transactions contemplated hereby or (ii) relieve or discharge Transferor or Transferee, as the case may be, from any of its obligations hereunder and thereunder.

Section 6.05 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 6.06 Governing Law.  This Agreement, the construction of this Agreement, all rights and obligations between the Parties to this Agreement, and any and all claims arising out of or relating to the subject matter of this Agreement (including all tort and contract claims) will be governed by and construed in accordance with the laws of the state of Ohio, without giving effect to choice of law principles thereof.

Section 6.07 Counterparts: Facsimile Execution.  This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to each other Party, it being understood that the Parties need not sign the same counterpart. This Agreement may be executed by facsimile signature(s) or signatures in portable document format.

Section 6.08 Schedules.  The Schedules to this Agreement are intended to be and hereby are specifically made a part of this Agreement.

Section 6.09 Specific Performance.  The Parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the Parties will be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

Signatures appear on following page

IN WITNESS WHEREOF, each of the Parties has caused this Asset Contribution Agreement to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

TRANSFEROR

OHIO POWER COMPANY

By:	/s/ Timothy K. Light
Timothy K. Light
Vice President

TRANSFEREE

AEP GENERATION RESOURCES INC.

By:	/s/ Charles E. Zebula
Charles E. Zebula
President

S-1

EXHIBIT A TO ASSET CONTRIBUTION AGREEMENT

ASSIGNMENT OF CONTRACTS

This Assignment of Contracts (this "Assignment") from Ohio Power Company, an Ohio corporation (“Assignor”), to AEP Generation Resources Inc., a Delaware corporation ("Assignee"), is executed on the __ day of December, 2013, but effective for all purposes on December __, 2013  at ____ p.m. EST (the "Effective Time").  All capitalized terms used but not defined in this Agreement have the meanings assigned to such terms in the Asset Contribution Agreement (as defined below).

WHEREAS, Assignor and Assignee are parties to that certain Asset Contribution Agreement dated December __, 2013 (the “Asset Contribution Agreement”).

WHEREAS, Assignor is a party to the contracts and agreements set forth on Exhibit A attached hereto (collectively, the "Contracts").

WHEREAS, pursuant to the Asset Contribution Agreement, Assignor has agreed to assign to Assignee all of its right, title and interest in and to the Contracts as hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.
Assignment.  Effective as of the Effective Date, Assignor, pursuant to the terms and conditions of the Asset Contribution Agreement, hereby transfers and assigns to Assignee all of Assignor’s right, title and interest in and to the Contracts listed in Exhibit A.

2.
Assumption.  Assignee hereby accepts such interests in and to the Contracts and assumes and becomes responsible for, and shall hereafter pay, perform and discharge as and when due all of the Liabilities arising under the Contracts listed in Exhibit A.

3.
Further Assurances.  From and after the date hereof, Assignor and Assignee shall, without further consideration, execute, deliver and take such actions as may be reasonably required of them to accomplish assignment of the Contracts and otherwise consummate the transactions contemplated by this Assignment and the Asset Contribution Agreement.

4.
Subject To Asset Contribution Agreement.  This Assignment is expressly subject to the terms and conditions of the Asset Contribution Agreement.  In the event of a conflict between the terms of this Assignment and the Asset Contribution Agreement, the terms of the Asset Contribution Agreement shall control.

5.	Successors and Assigns. The terms and provisions of this Assignment shall be binding upon and inure to the benefit of the respective parties hereto, and their respective successors and assigns.

6.
Counterparts.  This Assignment may be executed in any number of counterparts and each such executed counterpart (including electronically transmitted counterparts) shall be, and shall be deemed to be, an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate, but one and the same instrument.

7.
Entire Agreement.  This Assignment, together with the Asset Contribution Agreement, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, supersedes and is in full substitution for any and all prior agreements and understandings among them relating to such subject matter, and no party hereto shall be liable or bound to any other party hereto in any manner with respect to such subject matter by any warranties, representations, indemnities, covenants, or agreements except as specifically set forth herein and therein.  The Exhibit to this Assignment is hereby incorporated and made a part hereof and is an integral part of this Assignment.

EXECUTED as of the date first set forth but effective for all purposes as of the Effective Time.

ASSIGNOR:

OHIO POWER COMPANY

By:  ____________________________
Name:
Title:

ASSIGNEE:

AEP GENERATION RESOURCES INC.

By: ______________________________
Name:
Title:

2

EXHIBIT A

CONTRACTS

All of Assignor’s interest in and to the following contracts and agreements are being assigned:

EXHIBIT B TO ASSET CONTRIBUTION AGREEMENT

ASSIGNMENT OF EASEMENTS AND RIGHTS OF WAY

This Assignment of Easements and Rights of Way (this "Assignment") from Ohio Power Company, an Ohio corporation (“Assignor”), to AEP Generation Resources Inc., a Delaware corporation (“Assignee”), is executed on the dates set forth in the respective notary certifications below, but effective for all purposes on December __ at ____ p.m. EST (the "Effective Time").

WHEREAS, Assignor and Assignee are parties to that certain Asset Contribution Agreement dated December__, 2013 (the “Asset Contribution Agreement”).

WHEREAS, Assignor has acquired certain easements and rights of way used by it in connection with its electric generating facilities on lands situated in various counties pursuant to those easement and rights of way agreements set forth on Exhibit A attached hereto (collectively, the "Easements and Rights of Way").

WHEREAS, pursuant to the Asset Contribution Agreement, Assignor has agreed to assign to Assignee all of its right, title and interest in and to the Easements and Rights of Way as hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.
Assignment.  Effective as of the Effective Date, Assignor, pursuant to the terms and conditions of the Asset Contribution Agreement, hereby quitclaims, transfers and assigns to Assignee all of Assignor’s right, title and interest in and to the Easements and Rights of Way listed in Exhibit A.

2.
Assumption.  Assignee hereby accepts all such rights, title and interest in and to the Easements and Rights of Way and assumes and becomes responsible for, and shall hereafter pay, perform and discharge as and when due all of the liabilities and obligations arising under the Easements and Rights of Way listed in Exhibit A.

3.
Further Assurances.  From and after the date hereof, Assignor and Assignee shall, without further consideration, execute, deliver and (if applicable) file or record, or cause to be executed, delivered and filed or recorded, all instruments, and take such actions, as may be reasonably required of Assignor or Assignee to accomplish the conveyance and transfer of the Easements and Rights of Way and otherwise consummate the transactions contemplated by this Assignment and the Asset Contribution Agreement.

4.
Subject To Asset Contribution Agreement.  This Assignment is expressly subject to the terms and conditions of the Asset Contribution Agreement.  In the event of a conflict between the terms of this Assignment and the Asset Contribution Agreement, the terms of the Asset Contribution Agreement shall control.

5.	Successors and Assigns. The terms and provisions of this Assignment shall be binding upon and inure to the benefit of the respective parties hereto, and their respective successors and assigns.

6.
Counterparts.  This Assignment may be executed in any number of counterparts and each such executed counterpart (including electronically transmitted counterparts) shall be, and shall be deemed to be, an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate, but one and the same instrument.

7.
Entire Agreement.  This Assignment, together with the Asset Contribution Agreement, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, supersedes and is in full substitution for any and all prior agreements and understandings between them relating to such subject matter, and no party hereto shall be liable or bound to any other party hereto in any manner with respect to such subject matter by any warranties, representations, indemnities, covenants, or agreements except as specifically set forth herein and therein.  The Exhibit to this Assignment is hereby incorporated and made a part hereof and is an integral part of this Assignment.

Signatures appear on the following page

2

EXECUTED as of the dates set forth in the notary certifications below, but effective for all purposes as of the Effective Time.

ASSIGNOR:

OHIO POWER COMPANY

By:  ____________________________
Name:
Title:

ASSIGNEE:

AEP GENERATION RESOURCES INC.

By: ______________________________
Name:
Title:

STATE OF OHIO                                           )
COUNTY OF FRANKLIN                            ) To Wit:

The foregoing instrument was acknowledged before me this ___ day of December, 2013, by ____________________, as ______________________ of ____________________, on behalf of the corporation.

___________________________________
Notary Public
My Commission Expires: _________________

3

STATE OF OHIO                                           )
COUNTY OF FRANKLIN                            ) To Wit:

The foregoing instrument was acknowledged before me this ___ day of December, 2013, by ____________________, as ______________________ of ____________________, on behalf of the corporation.

___________________________________
Notary Public
My Commission Expires: _________________

This Instrument Prepared by Kenneth McDonough, Assistant General Counsel – Real Estate, American Electric Power Service Corporation, 1 Riverside Plaza, Columbus, Ohio, 43215, for and on behalf of AEP Generation Resources Inc.

4

EXHIBIT A

EASEMENTS AND RIGHTS OF WAY

The following easements and rights of way are being assigned:

EXHIBIT C TO ASSET CONTRIBUTION AGREEMENT

ASSIGNMENT OF REAL PROPERTY LEASES

This  Assignment of Real Property Leases (this "Assignment") from Ohio Power Company, an Ohio corporation (“Assignor”), to AEP Generation Resources Inc., a Delaware corporation (“Assignee”), is executed on the dates set forth in the respective notary certifications below, but effective for all purposes on December 31, 2013 at ____ p.m. EST (the "Effective Time").

WHEREAS, Assignor and Assignee are parties to that certain Asset Contribution Agreement dated December__, 2013 (the “Asset Contribution Agreement”).

WHEREAS, Assignor is the lessee under certain leases of real property of lands situated in various counties pursuant to the real property leases set forth on Exhibit A attached hereto (collectively, the "Real Property Leases").

WHEREAS, pursuant to the Asset Contribution Agreement Assignor has agreed to assign to Assignee all of its right, title and interest in and to the Real Property Leases as hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.
Assignment.  Effective as of the Effective Date, Assignor, pursuant to the terms and conditions of the Asset Contribution Agreement, hereby transfers and assigns to Assignee all of Assignor’s right, title and interest in and to the Real Property Leases listed in Exhibit A.

2.
Assumption.  Assignee hereby accepts all such rights, title and interest in and to the Real Property Leases and assumes and becomes responsible for, and shall hereafter pay, perform and discharge as and when due all of the liabilities and obligations arising under the Real Property Leases listed in Exhibit A.

3.
Further Assurances.  From and after the date hereof, Assignor and Assignee shall, without further consideration, execute, deliver and (if applicable) file or record, or cause to be executed, delivered and filed or recorded, all instruments, and take such actions, as may be reasonably required of Assignor or Assignee to accomplish the conveyance and transfer of the Real Property Leases and otherwise consummate the transactions contemplated by this Assignment and the Asset Contribution Agreement.

4.
Subject To Asset Contribution Agreement.  This Assignment is expressly subject to the terms and conditions of the Asset Contribution Agreement.  In the event of a conflict between the terms of this Assignment and the Asset Contribution Agreement, the terms of the Asset Contribution Agreement shall control.

5.	Successors and Assigns. The terms and provisions of this Assignment shall be binding upon and inure to the benefit of the respective parties hereto, and their respective successors and assigns.

6.
Counterparts.  This Assignment may be executed in any number of counterparts and each such executed counterpart (including electronically transmitted counterparts) shall be, and shall be deemed to be, an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate, but one and the same instrument.

7.
Entire Agreement.  This Assignment, together with the Asset Contribution Agreement, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof, supersedes and is in full substitution for any and all prior agreements and understandings among them relating to such subject matter, and no party hereto shall be liable or bound to any other party hereto in any manner with respect to such subject matter by any warranties, representations, indemnities, covenants, or agreements except as specifically set forth herein and therein.  The Exhibit to this Assignment is hereby incorporated and made a part hereof and is an integral part of this Assignment.

EXECUTED as of the dates set forth in the notary certifications below, but effective for all purposes as of the Effective Time.

ASSIGNOR:

OHIO POWER COMPANY

By:  ____________________________
Name:
Title:

ASSIGNEE:

AEP GENERATION RESOURCES INC.

By: ______________________________
Name:
Title:

2

STATE OF OHIO                                           )
COUNTY OF FRANKLIN                            ) To Wit:

The foregoing instrument was acknowledged before me this ___ day of December, 2013, by ____________________, as ______________________ of ____________________, on behalf of the corporation.

___________________________________
Notary Public
My Commission Expires: _________________

STATE OF OHIO                                           )
COUNTY OF FRANKLIN                            ) To Wit:

The foregoing instrument was acknowledged before me this ___ day of December, 2013, by ____________________, as ______________________ of ____________________, on behalf of the corporation.

___________________________________
Notary Public
My Commission Expires: _________________

This Instrument Prepared by Kenneth McDonough, Assistant General Counsel – Real Estate, American Electric Power Service Corporation, 1 Riverside Plaza, Columbus, Ohio, 43215, for and on behalf of AEP Generation Resources Inc.

3

EXHIBIT A

REAL PROPERTY LEASES

The following leases of real property are being assigned:

EXHIBIT D TO ASSET CONTRIBUTION AGREEMENT

ASSUMPTION AGREEMENT

This Assumption Agreement between Ohio Power Company, an Ohio corporation (“OPCo”), and AEP Generation Resources Inc., a Delaware corporation ("GenCo"), is executed on the __ day of December, 2013, but effective for all purposes on December __, 2013 at ____ p.m. EST (the "Effective Time").  All capitalized terms used but not defined in this Agreement have the meanings assigned to such terms in the Asset Contribution Agreement (as defined below).

WHEREAS, OPCo and GenCo are parties to that certain Asset Contribution Agreement dated December__, 2013 (the “Asset Contribution Agreement”).

WHEREAS, pursuant to the Asset Contribution Agreement, GenCo has agreed to assume the Assumed Liabilities.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, OPCo and GenCo agree as follows:

1.
Assumption of Assumed Liabilities.  On the terms set forth herein and in the Asset Contribution Agreement, GenCo hereby assumes and shall become responsible for, and shall hereafter pay, perform and discharge as and when due, the Assumed Liabilities.

2.
Further Assurances.  From and after the date hereof, OPCo and GenCo shall, without further consideration, execute, deliver and take such actions as may be reasonably required of them to effectuate GenCo’s assumption of Assumed Liabilities as contemplated by this Assumption Agreement and the Asset Contribution Agreement.

3.
Subject To Asset Contribution Agreement.  This Agreement is expressly subject to the terms and conditions of the Asset Contribution Agreement.  In the event of a conflict between the terms of this Assumption Agreement and the Asset Contribution Agreement, the terms of the Asset Contribution Agreement shall control.

4.	Successors and Assigns. The terms and provisions of this Assumption Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

5.
Counterparts.  This Agreement may be executed in any number of counterparts, and each such executed counterpart (including electronically transmitted counterparts) shall be, and shall be deemed to be, an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate, but one and the same instrument.

6.
Entire Agreement.  This Assumption Agreement, together with the Asset Contribution Agreement, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, supersedes and is in full substitution for any and all prior agreements and understandings among them relating to such subject matter, and no party hereto shall be liable or bound to any other party hereto in any manner with respect to such subject matter by any warranties, representations, indemnities, covenants, or agreements except as specifically set forth herein and therein.

EXECUTED as of the date first set forth but effective for all purposes as of the Effective Time.

OHIO POWER COMPANY

By:  ____________________________
Name:
Title:

AEP GENERATION RESOURCES INC.

By: ______________________________
Name:
Title:

EXHIBIT E TO ASSET CONTRIBUTION AGREEMENT

ASSET TRANSFER AGREEMENT

This Asset Transfer Agreement (this "Agreement") from Ohio Power Company, an Ohio corporation (“OPCo”), to AEP Generation Resources Inc., a Delaware corporation (“GenCo”), is executed on the __ day of December, 2013, but effective for all purposes on December __, 2103 at ____ p.m. EST (the "Effective Time").  All capitalized terms used but not defined in this Agreement have the meanings assigned to such terms in the Asset Contribution Agreement (as defined below).

WHEREAS, OPCo and GenCo are parties to that certain Asset Contribution Agreement dated December __, 2013 (the “Asset Contribution Agreement”).

WHEREAS, pursuant to the Asset Contribution Agreement, OPCo has agreed to transfer to GenCo all of its right, title and interest in and to the Inventories, vehicles, equipment, machinery, furniture and other tangible personal property used in connection with the Real Property, the Leased Real Property and the Easements and Rights of Way (the “Transferred Assets”).

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, OPCo and GenCo agree as follows:

1.
Conveyance of Transferred Assets.  OPCo does hereby transfer, convey and deliver to GenCo free and clear of any liens or encumbrances, other than Permitted Encumbrances, all of its right, title, and interest in and to the Transferred Assets.

2.
Further Assurances.  From and after the date hereof, OPCo and GenCo shall, without further consideration, execute, deliver and take such actions as may be reasonably required of them to accomplish the transfer of the Transferred Assets and otherwise consummate the transactions contemplated by this Agreement and the Asset Contribution Agreement.

3.
Subject To Asset Contribution Agreement.  This Agreement is expressly subject to the terms and conditions of the Asset Contribution Agreement.  In the event of a conflict between the terms of this Agreement and the Asset Contribution Agreement, the terms of the Asset Contribution Agreement shall control.

4.	Successors and Assigns. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

5.
Counterparts.  This Agreement may be executed in any number of counterparts, and each such executed counterpart (including electronically transmitted counterparts) shall be, and shall be deemed to be, an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate, but one and the same instrument.

6.
Entire Agreement.  This Agreement, together with the Asset Contribution Agreement, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, supersedes and is in full substitution for any and all prior agreements and understandings among them relating to such subject matter, and no party hereto shall be liable or bound to any other party hereto in any manner with respect to such subject matter by any warranties, representations, indemnities, covenants, or agreements except as specifically set forth herein and therein.

EXECUTED as of the date first set forth but effective for all purposes as of the Effective Time.

OHIO POWER COMPANY

By:  _____________________________

AEP GENERATION RESOURCES INC.

By: ______________________________